UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	DefinitiveProxy Statement
☐	DefinitiveAdditional Materials
☐	SolicitingMaterial Pursuant to Rule §240.14a-12

THE HACKETT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, 30th Floor

Miami, Florida 33131

March 24, 2021

Dear Shareholder:

You are cordially invited to attend the 2021 Annual Meeting of Shareholders of The Hackett Group, Inc. (the “Company”) to be held on May 6, 2021, at 11:00 a.m. (local time) at the Company’s headquarters located at 1001 Brickell Bay Drive, 30th Floor, Miami, Florida.

At this meeting you will be asked to:

•	vote for the election of the directors identified in the accompanying proxy statement;

•	hold an advisory vote on executive compensation; and

•	ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

These matters are discussed in detail in the accompanying proxy statement.

It is important that your shares be represented at the meeting whether or not you plan to attend.

On or about March 25, 2021, we are mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2020 Annual Report and vote online. The notice also contains instructions on how you can receive a paper copy of your proxy materials, including the Annual Report, proxy statement and proxy card.

We look forward to receiving your vote.

Sincerely,

Ted A. Fernandez
Chairman and Chief Executive Officer

THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, 30th Floor

Miami, Florida 33131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2021

The 2021 Annual Meeting of Shareholders of The Hackett Group, Inc. (the “Company”) will be held on May 6, 2021, at 11 a.m. (local time) at the Company’s headquarters located at 1001 Brickell Bay Drive, 30th Floor, Miami, Florida, for the following purposes:

1.	to elect to the Board of Directors the directors identified in the accompanying proxy statement;

2.	to hold an advisory vote on executive compensation;

3.	to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

4.	to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 15, 2021 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof. A list of the Company’s shareholders entitled to vote at the annual meeting will be open to examination by any shareholder for any purpose related to the meeting during ordinary business hours for the ten days prior to the annual meeting at the Company’s offices, as well as on May 6, 2021 at the location of the annual meeting. All shareholders are invited to attend the annual meeting.

On or about March 25, 2021, we are mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2020 Annual Report and vote online. The notice also contains instructions on how you can receive a paper copy of your proxy materials, including the Annual Report, proxy statement and proxy card.

By Order of the Board of Directors,

Frank A. Zomerfeld
Secretary

Miami, Florida
March 24, 2021

*As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at www.thehackettgroup.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 6, 2021: The Hackett Group, Inc.’s Proxy Statement and 2020 Annual Report are available at www.edocumentview.com/hckt.

Whether or not you plan to attend the annual meeting, we ask that you do the following. If you are receiving this document via U.S. mail, please complete, date, sign and return the enclosed proxy card in the postage prepaid envelope or vote by telephone or through the Internet as instructed on the proxy card. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the Board of Directors. If you are receiving this document via Internet delivery only, please vote by telephone or through the Internet as instructed on the notice you received via U.S. mail. You may, if you wish, revoke your proxy at any time before it is voted by submitting to the Secretary of the Company, Frank A. Zomerfeld, a written revocation or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. If you submit your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date. The telephone and Internet voting facilities for shareholders of record will close at 1:00 a.m. Central Time on the day of the annual meeting.

PROPOSAL 1	3
General	3
Nominees	4
Corporate Governance and Other Matters	6
Audit Committee	8
Compensation Committee	8
Nominating and Corporate Governance Committee	9
Stock Ownership Guidelines	10
Policy Regarding Hedging and Pledging	10
Code of Conduct and Ethics	10
Other Matters	10
COMPENSATION COMMITTEE REPORT	12
COMPENSATION DISCUSSION AND ANALYSIS	13
Overview of Compensation Philosophy and Objectives	13
The Elements of Executive Compensation at the Company	14
Shareholder “Say on Pay” Vote	16
Executive Compensation Decisions for 2020	16
Executive Compensation Decisions for 2021	18
Timing of Equity Incentive Plan Awards and Discretionary Equity Awards	18
Tax and Accounting Considerations and Compensation Deductibility Policy	18
Compensation Recovery	18
SUMMARY COMPENSATION TABLE	19
GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2020	20
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	22
OPTION EXERCISES AND STOCK VESTED (During fiscal year-ended January 1, 2021)	23
Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table	23
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	25
DIRECTOR COMPENSATION	27
OUTSTANDING DIRECTOR EQUITY AWARDS AT 2020 FISCAL YEAR-END	28
Compensation Committee Interlocks	28
PAY RATIO	28
PROPOSAL 2	30
ADVISORY VOTE ON EXECUTIVE COMPENSATION	30
REPORT OF THE AUDIT COMMITTEE	32
PROPOSAL 3 TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021	33
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	34
Review, Approval or Ratification of Related Person Transactions	34
BENEFICIAL OWNERSHIP OF COMMON STOCK	35
SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2022	38
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION	39
OTHER BUSINESS TO BE TRANSACTED	40
APPENDIX A	A-1

i

THE HACKETT GROUP, INC.

1001 Brickell Bay Drive, 30th Floor

Miami, Florida 33131

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 6, 2021

VOTING INFORMATION

This proxy statement and the accompanying notice of annual meeting and proxy card are being made available, on or about March 25, 2021, to the shareholders of The Hackett Group, Inc. (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the 2021 Annual Meeting of Shareholders to be held on May 6, 2021 at 11 a.m. (local time) at the Company’s headquarters located at 1001 Brickell Bay Drive, 30th Floor, Miami, Florida and any postponement or adjournment thereof.

Your shares will be voted in accordance with the instructions contained on a properly executed proxy card submitted to the Company or in accordance with your instructions submitted via the telephone or Internet.

The Board recommends that you vote:

•	“FOR” the Board’s nominees for directors;

•	“FOR” Proposal 2 to approve, in an advisory vote, the Company’s executive compensation; and

•	“FOR” Proposal 3 to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Executed but unmarked proxies submitted to the Company will be voted in accordance with the Board’s recommendations.

If any other matters are properly brought before the annual meeting, proxies will be voted in the discretion of the proxy holders. The Company is not aware of any such matters that are proposed to be presented at the annual meeting.

On or about March 25, 2021, the Company is mailing to its shareholders a notice containing instructions on how to access this proxy statement and the Company’s 2020 Annual Report and to vote online. The notice also contains instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card. Shareholders receiving this document and accompanying proxy card and annual report via the Internet may submit their proxies by telephone or through the Internet as instructed in the notice delivered via U.S. mail. Shareholders receiving this document and accompanying proxy card via U.S. mail may submit a signed proxy card or they may submit their proxy by telephone or through the Internet as instructed on the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may not be available to shareholders that hold their shares through a broker, nominee, fiduciary or other custodian. If your shares are held in this manner, please check your proxy card or contact your broker, nominee, fiduciary or other custodian to determine whether you will be able to vote by telephone or through the Internet.

The cost of soliciting proxies in the form enclosed herewith will be borne entirely by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and regular employees of the Company, without extra remuneration, by personal interviews, telephone or otherwise. The Company will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

The securities that may be voted at the annual meeting consist of shares of the Company’s common stock. Each outstanding share of common stock entitles its owner to one vote on each matter as to which a vote is taken at the annual meeting. The close of business on March 15, 2021 has been fixed by the Board as the record date (the “Record Date”) for determination of shareholders entitled to vote at the annual meeting. On the Record Date, 30,236,392 shares of common stock were issued and outstanding and entitled to vote. The presence, in person or by proxy, of at least a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the annual meeting. Shares can be voted only if the shareholder is present in person or represented by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card or vote by telephone or through the Internet as instructed on the proxy card or in the notice mailed to you.

Assuming the presence of a quorum at the annual meeting, the following voting standards will apply to the various proposals:

•

The Board’s nominees for directors will be elected only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. For more information regarding the majority voting provisions of the Bylaws, see “Proposal 1-Election of Directors” on page 3 of this proxy statement.

•

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve the advisory vote on executive compensation in Proposal 2.

•

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 in Proposal 3.

Abstentions and broker non-votes will be treated as shares that are present in person or represented by proxy at the meeting and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and broker non-votes will not have any effect on the approval of Proposal 1. Because abstentions will be counted for purposes of determining the shares present or represented at the annual meeting and entitled to vote, abstentions will have the same effect as a vote “against” Proposals 2 and 3. Broker non-votes will not have any effect on the approval of Proposals 2 or 3.

The presence of a shareholder at the annual meeting will not automatically revoke the shareholder’s proxy. Shareholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. If you submitted your proxy by telephone or through the Internet, you may also revoke it by submitting a new proxy using the same procedures at a later date. The telephone and Internet voting facilities for shareholders of record will close at 1:00 a.m. Central Time on the day of the meeting.

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at www.the hackettgroup.com.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE BOARD NOMINEES AND FOR THE APPROVAL OF PROPOSALS 2 AND 3.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company’s articles of incorporation provide that the Board shall consist of no fewer than five directors and no more than fifteen directors. The Company’s bylaws provide that the number of directors, within such limits, shall be determined by resolution of the Board. The Board currently is composed of seven directors. The Board is divided into three classes. One class is elected each year for a term of three years.

Three directors will be elected at the annual meeting. The Board has nominated Maria A. Bofill, David N. Dungan and Richard N. Hamlin, each are existing directors, for the positions. If elected, Ms. Bofill and Messrs. Dungan and Hamlin will each serve a three-year term expiring at the annual meeting in 2024. You can find more information about Ms. Bofill and Messrs. Dungan and Hamlin below.

Unless otherwise instructed on the proxy, it is the intention of the proxy holders to vote the shares represented by each properly executed proxy for the election of the nominees. The Board believes that the nominees will stand for election and will serve if elected. However, if any nominee fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person as the Board may recommend.

Since this election is not contested, the Board’s nominees for director will be elected only if the votes cast for each such nominee’s election exceed the votes cast against each such nominee’s election. If Ms. Bofill is not elected, or Messrs. Dungan or Hamlin are not re-elected, our bylaws provide that he or she must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then consider such resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject any such tendered resignation within 90 days after certification of the election results and will publicly disclose its decision and the rationale therefor. If the resignation is not accepted, the director will continue to serve until his or her successor is elected and qualified, until there is a decrease in the number of directors, or until the director’s earlier resignation or removal. The majority voting provisions for the election of directors apply only to uncontested elections in which the number of nominees does not exceed the number of directors to be elected. In the event of an election in which the number of nominees exceeds the number of directors to be elected, nominees will be elected by a plurality vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF MS. BOFILL AND MESSRS. DUNGAN AND HAMLIN AS DIRECTORS.

Information as to the Nominees and Continuing Directors

The following table sets forth certain information regarding the Board’s nominees for election as director and those directors who will continue to serve as such after the annual meeting.

Name	Age (1)	Director Since (2)	Position held with the Company	Term Expires
NOMINEES
Maria A. Bofill(3)	63	2021		2021
David N. Dungan	67	2000	Vice Chairman and Chief Operating Officer	2021
Richard N. Hamlin(3)	73	2003		2021

CONTINUING DIRECTORS
Ted A. Fernandez	64	1997	Chairman and Chief Executive Officer	2022
Robert A. Rivero(3)	79	2016		2022
Alan T.G. Wix(3)	79	1999		2022
John R. Harris(3)	73	2006		2023

(1)	The ages shown are as of March 15, 2021.
(2)	The years shown reflect the year in which these persons were first elected or appointed as directors.
(3)	Member of the Audit, Compensation and Nominating and Corporate Governance Committees.

The principal occupations and other public company directorships for the past five years or more of the nominees for director and the four directors whose terms of office will continue after the annual meeting are set forth below. Specific experience, qualifications, attributes and skills that the Board believes qualify each current director, including the director nominees, for his or her position on the Board are also summarized below. This description is not intended as an exclusive description of the types of expertise or contributions provided by each director.

Nominees

Maria A. Bofill is a seasoned executive, having served in senior strategic finance and operational roles for public and privately held multinational companies. She currently serves as the Director of Business Development for TTG Talent Solutions, a boutique talent acquisition and placement firm. From June 2016 to September 2019 Ms. Bofill served as the Chief Financial Officer for Fyffes North America, Inc. From May of 2008 to June of 2016 she served as the Director of Finance and Administration and Treasurer of Fresh Quest, Inc. From October 2005 to May 2008 Ms. Bofill served as the Managing Principal of Octavian, Inc. From January 1988 to October of 2005 she served as the Vice President of Finance and Administration for the North America region of Fresh Del Monte Produce. The Company benefits from Ms. Bofill’s in-depth financial and accounting experience which provides additional depth to the Audit Committee. Her experience working with multinational organizations is a valuable asset to the Company and provides insight into international markets. Ms. Bofill’s more recent experience in the talent acquisition industry also benefits the Company which seeks to source high quality resources in highly competitive employment markets.

David N. Dungan is a founder of the Company, along with Mr. Fernandez. He served as a Managing Director from the Company’s inception until March 2000 when he became a director and was named Chief Operating Officer (“COO”). Mr. Dungan was named Vice Chairman in February of 2006. Prior to founding the Company, Mr. Dungan served as the National Partner-in-Charge of the World Class Finance Practice of the Strategic Services Consulting Division of KPMG LLP (“KPMG”) from May 1994 to February 1997. Mr. Dungan joined KPMG in 1986 and, until May 1994, held various executive positions with that firm. Mr. Dungan provides the Board with broad financial and operational experience managing and leading a professional services firm focused on business consulting.

Richard N. Hamlin is a consultant and investor. He previously served as the Chief Financial Officer of CommerceQuest, Inc. from July 2002 to August 2003. He provides the Board with extensive financial and accounting experience gained over a more than thirty-year career as a Certified Public Accountant at KPMG. Mr. Hamlin served as a partner of KPMG for twenty-one years, which included service on KPMG’s board of directors from 1994 to 1998, and later became a partner of KPMG Consulting. Mr. Hamlin’s work experience provides additional depth of capability to the Audit Committee. Mr. Hamlin also has prior experience on a public company board as a former member of the board of directors and Chairman of the Audit Committee of eTelecare Global Solutions. Mr. Hamlin provides operational perspective from outside of the business consulting industry, having served as the Chairman and Trustee of the Dakota Minnesota Eastern Railroad, a wholly-owned subsidiary of Canadian Pacific Railroad, from October 2007 through November 2008.

Continuing Directors

Ted A. Fernandez founded the Company in 1997 based on a strategy he developed from his extensive history in the professional services industry, which included an eighteen-year career with KPMG. From 1979 to 1994, Mr. Fernandez held several industry executive and client service positions with KPMG. His career at

KPMG culminated in the role of the National Managing Partner of KPMG’s Strategic Services Consulting Division from May 1994 to January 1997. Mr. Fernandez also served as a member of KPMG’s Management Committee from 1995 to 1997. He brings an in-depth knowledge of the professional services industry, especially business consulting, and organizational leadership within that industry. He also provides extensive financial and accounting experience to the Board. Mr. Fernandez provides the Board with day to day knowledge of the Company’s business and markets. He also provides broad and deep experience with strategic plan development and execution. Mr. Fernandez has served as the Chairman of the Board and Chief Executive Officer (“CEO”) since founding the Company.

John R. Harris is a private investor and director at several companies. He is Chairman of HIFU Prostate Cancer Services, Inc., a privately held company and leading provider of non-invasive high intensity ultrasound treatment for localized prostate cancer. Mr. Harris also serves as the lead independent director of Service Source International, Inc. (“Service Source”) a publicly traded company that provides customer and revenue lifecycle solutions where he also serves on the compensation committee. Mr. Harris also serves on the board of directors of Mobivity Holding Corp. a publicly traded company which develops enterprise-grade platforms combining the capabilities of both voice and SMS text messaging to connect consumers to brands where he sits on the audit committee and compensation committee. Mr. Harris served as a part time operating partner and investor with glendonTodd Capital from 2010 to 2015. He was Chief Executive Officer of Chemical Information Services, a company which provides information services to chemical sourcing professionals from February 2011 to January 2017. He has in-depth experience in public company operations and management, having served as the former President and Chief Executive Officer of eTelecare Global Solutions, a provider of outsourced customer care services. Mr. Harris served in these roles from February 2006 until October 2009. Mr. Harris served as Chief Executive Officer of Seven Worldwide Inc., a digital content management company, from December 2003 to January 2005. From July 2002 to December 2003, he served as Chief Executive Officer and President of Delinea Corporation, an application and business process management company serving the energy industry. From August 2001 to July 2002, Mr. Harris served as Chief Executive Officer and President of Exolink. From September 1999 to September 2001, he served as Chairman and Chief Executive Officer of Ztango, Inc. Mr. Harris has an extensive history of senior executive leadership positions and board participation in the information technology, media, telecommunications and outsourcing industries. Mr. Harris spent twenty-five years with Electronic Data Systems (“EDS”), during which he held a variety of executive leadership positions including Group Executive and President of EDS’s four strategic business units serving the telecommunications and media industries. He also served as EDS’s Corporate Vice President, Marketing & Strategy. Mr. Harris provides significant public company board experience through his prior service on the boards of, and as an advisor to, companies including BancTec, Applied Graphic Technologies, Genuity, CapRock Communications, Startek, Premier Global and Sizmek (formerly DG Fast Channel). He continues to provide additional operational perspective on customer loyalty and engagement through his participation as a director of Mobivity Holdings Corp.

Robert A. Rivero held numerous operating management positions with KPMG from 1965 to 1999 as a Senior Managing Partner of KPMG where he held positions ranging from Office Managing Partner, Regional Partner in Charge and ultimately, National Senior Partner in Charge, leading nine different business units (both domestic and overseas). Mr. Rivero is currently the chief executive officer of RAR Management Services, LLC which provides advisory services to CEOs, assists companies in the development and implementation of strategic action plans for growth and profitability, and provides solutions to international business operating challenges. The Company benefits from Mr. Rivero’s broad experience base within the professional services industry. He also brings additional in-depth knowledge of financial and accounting experience to the Board. With experience advising senior executives of large international companies and having lived and managed operations in Europe, Latin America & Southeast Asia, Mr. Rivero’s knowledge of international markets is a valuable asset to the Board.

Alan T.G. Wix was the Chairman of Fiva Marketing, Ltd. from April 2003 to December 2008. Mr. Wix served as the Chairman of the Board of Farsight PLC from April 1999 until June 2005. Mr. Wix served as the

Chief Executive Officer of Farsight PLC from April 1999 until June 2002. Mr. Wix brings to the Board an extensive history of senior executive leadership at a major financial institution, having retired in August 1998 as Managing Director Core IT Development of Lloyds TSB, a position he held from January 1993. From April 1990 to January 1993, Mr. Wix held the position of Head of Development at Lloyds TSB. Prior to being elevated to that position, Mr. Wix held a variety of positions within the information systems division of Lloyds TSB. He has in-depth operational experience leading a significant division of an institution with global reach. He also has extensive experience as a purchaser of technology and business consulting services, and, as such, provides perspective on customer experience. Mr. Wix is a native of the United Kingdom and spent his professional career in the United Kingdom. He continues to make his home there. His knowledge of the European marketplace provides valuable international perspective to the Board.

Other Executive Officer

The principal occupation during the past five years or more of the Company’s other executive officer is set forth below.

Robert A. Ramirez, 54, is the Company’s Executive Vice President, Finance and Chief Financial Officer (“CFO”), a position he has held since August 2007. Mr. Ramirez served as Corporate Controller of the Company from July 2006 through July 2007. Mr. Ramirez served as Senior Director, Finance and Practice Controller of the Company from October 2005 to July 2006 when he was named Corporate Controller. Mr. Ramirez held a variety of other positions within the Company’s business intelligence, finance transformation and retail consulting practices from 1998 to 2005.

Corporate Governance and Other Matters

Board Composition

The Board consists of seven members, five of whom are considered “independent directors” under the listing standards of the NASDAQ Stock Market (“NASDAQ”). The Company’s independent directors are Maria A. Bofill, Richard N. Hamlin, John R. Harris, Robert A. Rivero and Alan T.G. Wix. The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of the Board’s standing committees consists entirely of independent directors.

Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer have been unified since the Company was founded, and the Board believes that the unification of those roles remains appropriate for the Company at this time. The Board believes that its leadership structure both (1) demonstrates to its employees, clients and shareholders that the Company is under strong leadership with a single person setting the tone and having primary responsibility for managing its operations, and (2) provides an effective connection between management’s role of identifying, assessing and managing risks and the Board’s role of risk oversight. The Board believes that Mr. Fernandez has an in-depth knowledge of the issues, opportunities and challenges that the Company faces, and therefore that he is best positioned to develop agendas and highlight issues that ensure that the Board’s time and attention are focused on the most critical matters impacting the Company. The Board has not appointed a “lead” director. The Board believes that its current structure with five of its seven members being independent and with each of its standing committees being chaired by and consisting entirely of independent directors, provides effective independent director oversight of the Company’s operations. The Board recognizes that different board leadership structures may be appropriate for companies in different situations, and understands that no structure is appropriate for all companies. While the Board intends to review the appropriate leadership structure for the Company from time to time, the Board believes that the Company has been, and continues to be, well-served by its current leadership structure.

The Board’s Role in Strategy Oversight

The Board and management team are focused on maximizing shareholder value and building long-term business success through sound corporate governance and the implementation of Hackett’s strategy. The Board regularly evaluates strategic opportunities to enhance shareholder value.

Each year, the Board undertakes a strategic review of the proposed annual plan, which includes business strategy and a detailed operating plan. The strategic review includes an evaluation of how best to leverage and strengthen our strategic differentiators and a thorough assessment of our services portfolio, including M&A opportunities. As part of this process, the Board also reviews our capital allocation model and human capital plans, including strategic hires, talent management, and talent development priorities. The proposed annual plan is then revised, if necessary, and approved by the Board. On a quarterly basis, the Board monitors execution of the annual plan and considers any adjustments as required. The annual plan may also be reviewed and revised by the Board as needed throughout the year to reflect changing conditions or new opportunities.

The Board’s Role in Risk Oversight

The Board is responsible for overseeing the Company’s management of the significant risks facing the business, including properly safeguarding the Company’s assets, maintaining appropriate financial and other internal controls, complying with applicable laws and regulations, and implementing proper corporate governance practices. Risks are considered in all business decisions and in connection with the development of the Company’s business strategy. The Board as a whole is responsible for reviewing and approving the Company’s annual operating plan. In connection with that review, the Board typically inquires of management as to the greatest areas of risk associated with the annual operating plan and the Company’s operating model taken as a whole and evaluates whether these risks are appropriately mitigated. In addition, the Board’s committees, which meet regularly and report back to the Board, play significant roles in carrying out the Board’s risk oversight function. Company management also plays an important role in connection with risk management through the implementation and evaluation of effective internal controls and other internal processes.

The Board delegates to the Audit Committee responsibility for assisting the Board with several risk oversight functions, including oversight of:

•	the quality and integrity of the Company’s consolidated financial statements and its financial reporting and disclosure practices;

•	the Company’s systems of internal controls regarding finance and accounting compliance;

•	the independence and performance of the Company’s independent registered public accounting firm; and

•	the Company’s ethical compliance programs.

The Board delegates to the Compensation Committee responsibility for assisting the Board in the oversight of risks related to the Company’s compensation programs. The Compensation Committee is charged with understanding the risks and rewards associated with the Company’s compensation philosophy and ensuring that its various compensation programs are aligned with the Company’s goals and objectives.

The Board delegates to the Nominating and Corporate Governance Committee authority to develop and implement the Company’s director nomination guidelines and to recommend nominees for election, ensuring that the Board contains the appropriate mix of experience, qualifications, attributes and skills necessary to effectively exercise its oversight function. The Nominating and Corporate Governance Committee also is responsible for developing and implementing the Company’s corporate governance guidelines and for considering social responsibility, environmental and sustainability matters.

Audit Committee

The Audit Committee reviews, acts on, and reports to the Board with respect to various auditing and accounting matters. The Audit Committee is directly responsible for the appointment, compensation, evaluation, retention and oversight of the Company’s independent accountants. The primary functions of the Audit Committee are to assist the Board in its responsibility for oversight of:

•	the quality and integrity of the Company’s consolidated financial statements and its financial reporting and disclosure practices;

•	the Company’s system of internal controls regarding finance and accounting compliance;

•	the independence and performance of the Company’s independent registered public accounting firm; and

•	the Company’s ethical compliance programs.

The Audit Committee performs all functions required of audit committees of public companies under applicable laws, rules and regulations and the requirements of the NASDAQ.

The current members of the Audit Committee are Messrs. Hamlin (Chairman), Harris, Rivero and Wix and Ms. Bofill. The Board has determined that each current member of the Audit Committee is independent under the NASDAQ’s listing standards and the SEC’s heightened independence requirements for members of audit committees. The Board has determined that Mr. Hamlin, Mr. Rivero and Ms. Bofill are “audit committee financial experts”, as that term is defined under SEC rules.

The Audit Committee is governed by a written charter. A copy of the charter can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/. For further information on the Audit Committee, see the “Report of the Audit Committee” on page 32 in this proxy statement.

Compensation Committee

The Compensation Committee is responsible for determining the compensation of the Company’s executive officers and approving compensation and human resource programs for the Company. The Compensation Committee determines the compensation of the Company’s CEO. In addition, the Compensation Committee has the following authority and responsibilities:

•	to approve the compensation of all executive officers other than the CEO with input from the CEO;

•	to review, approve and, when appropriate, recommend to the Board for approval, incentive compensation plans, equity-based plans, employment agreements and any severance arrangements or plans;

•	to administer the Company’s incentive compensation plans, equity-based plans and employee benefit plans;

•

to review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, and to review and discuss at least annually the relationship between risk management policies and practices and compensation;

•	to review director compensation for service on the Board and Board committees periodically and to recommend any changes to the Board; and

•	to periodically retain an outside consultant to review the Company’s compensation programs.

The current members of the Compensation Committee are Messrs. Harris (Chairman), Hamlin, Rivero and Wix and Ms. Bofill. The Board has determined that the current members of its Compensation Committee are independent under the NASDAQ’s listing standards.

For 2020, as in prior years, the Company conducted, and the Compensation Committee reviewed, a risk assessment of its compensation programs and considered the extent to which its compensation policies and practices influence the behaviors of its executives and other employees with respect to taking business risks that could affect the Company. The Company believes that none of its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee is governed by a written charter. A copy of the charter can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/. For further information on the Compensation Committee, see the “Compensation Committee Report” on page 12 in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for:

•	identifying individuals qualified to become members of the Board;

•	recommending candidates for election or re-election to the Board;

•	developing and implementing the Company’s corporate governance guidelines; and

•	considering social responsibility, environmental and sustainability matters.

The current members of the Nominating and Corporate Governance Committee are Messrs. Wix (Chairman), Hamlin, Harris and Rivero and Ms. Bofill.

The Nominating and Corporate Governance Committee selects and must approve by at least a majority vote all candidates to stand for election as directors. Pursuant to the Company’s bylaws, other candidates may also be nominated by any shareholder, provided each such other nomination is submitted in accordance with the procedures set forth in the bylaws. For a discussion of the requirements for including information with respect to a shareholder’s nominee in the Company’s proxy statement, see “Shareholder Proposals for the Annual Meeting in 2022” on page 38 of this proxy statement.

The Nominating and Corporate Governance Committee is also responsible for the development and implementation of the Company’s corporate governance guidelines. The Company’s corporate governance guidelines can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/. The corporate governance guidelines implemented by the Nominating and Corporate Governance Committee contain criteria that the Committee employs to identify and recommend candidates to the Board. These criteria include:

•	personal and professional integrity;

•	the skills, business experience and industry knowledge useful in the oversight of the Company based on the perceived needs of the Company and the Board at any given time;

•	the ability and willingness to devote the required amount of time to the Company’s affairs, including preparation for and attendance at Board and committee meetings;

•	interest, capacity and willingness, in conjunction with the members of the Board, to serve the long-term interests of the Company and its shareholders;

•	to the extent considered appropriate by the Board, whether a director candidate may be considered to be a “financial expert” as defined in relevant SEC rules; and

•	freedom from any personal or professional relationships that would adversely affect the ability to serve the best interests of the Company and its shareholders.

These qualities would be considered as they relate to any candidate, whether suggested by management or by one or more of the Company’s shareholders. With regard to the identification of director nominees, the

Committee and the Board has historically taken an approach that neither favors nor disfavors any particular color, race, creed, gender or other component of a nominee’s background such as skills and qualifications. The Board evaluates all candidates equally across all relevant factors and seeks members whose background, qualifications and skills will assist the Company in accomplishing its goals. The Board has engaged with shareholders on the topic of diversity, and in particular gender diversity. The Board and the Nominating and Corporate Governance Committee are committed to identifying and engaging a diverse field of director candidates when considering Board composition. Consistent with that commitment, Ms. Bofill was appointed to the Board of Directors in February of 2021. The number of seats on our Board of Directors was increased from six to seven in February of 2021 in connection with the appointment of Ms. Bofill.

The Nominating and Corporate Governance Committee is governed by a written charter. A copy of the charter can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/.

Stock Ownership Guidelines

The Company’s corporate governance guidelines also contain stock ownership guidelines for the Company’s CEO. Pursuant to these guidelines, the Company’s CEO is required to own a number of shares of the Company’s common stock equal in value to six times his annual base salary. The Company’s CEO currently satisfies these requirements. The Company’s CEO is required to purchase shares in the open market to satisfy these guidelines if necessary. Once the guidelines are achieved, the CEO will not be considered to be out of compliance with these guidelines due to fluctuations in the Company’s stock price.

Policy Regarding Hedging and Pledging

The Company’s corporate governance guidelines contain restrictions that prohibit directors and officers of the Company from, directly or indirectly, engaging in hedging transactions with respect to securities of the Company. A hedge transaction is defined as the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or any transaction that hedges, offsets, or is designed to hedge or offset, any decrease in the market value the Company’s common stock. The Company’s corporate governance guidelines also contain restrictions that prohibit directors and officers of the Company from pledging securities of the Company as collateral for a loan or otherwise using securities of the Company to secure a debt (e.g., to secure a margin loan) without the prior written approval of the Audit Committee.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics that is applicable to all directors, officers and employees of the Company and complies with the requirements of Section 406(c) of the Sarbanes-Oxley Act. The Code of Conduct and Ethics reflects the Company’s policy of dealing with all persons, including its customers, employees, investors, regulators and vendors, with honesty and integrity. A copy of the Company’s Code of Conduct and Ethics can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/. The Company intends to post amendments to or waivers from the Code of Conduct and Ethics that are applicable to the Company’s CEO, CFO or Controller on its website in accordance with SEC rules.

Other Matters

During the fiscal year ended January 1, 2021, the Board, Audit and Compensation Committees each held 5 meetings and the Nominating and Corporate Governance Committee held 4 meetings. During that period, no director attended fewer than 75% of the total number of all meetings of the Board and any committee on which he served. The Company’s independent directors regularly meet as a group in executive session outside of the presence of management.

The Company’s shareholders may communicate with its Board members via written correspondence mailed to the Company’s corporate headquarters at 1001 Brickell Bay Drive, 30th Floor, Miami, Florida 33131.

Historically, all regularly scheduled meetings of the Board and its committees have been held in person, and, all of the Company’s directors have been expected to attend the annual meeting of shareholders in person. Since the beginning of the COVID-19 pandemic all regularly schedule meetings of the Board and its committees have been held via video conference. Our CEO, CFO and Secretary are expected to attend the 2021 annual meeting in person with our other directors attending via video conference. As part of the Company’s precautions regarding COVID-19, our directors attended the 2020 Annual Meeting of Shareholders via teleconference except for our CEO who was present in person. All of the Company’s directors attended the 2020 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis below. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for its fiscal year ended January 1, 2021, and the Board has approved that recommendation.

Respectfully submitted,

Compensation Committee

John R. Harris, Chairman

Maria A. Bofill

Richard N. Hamlin

Robert A. Rivero

Alan T.G. Wix

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Objectives

The Committee’s objectives relating to compensation are to align the financial interests of its executives with those of its shareholders and to attract and retain highly qualified executives. The Company achieves these objectives by linking a substantial portion of each executive’s compensation to the achievement of financial and operational objectives in the executive’s particular business unit or the Company as a whole. The Compensation Committee has adopted a “pay-for-performance” compensation program for the Company’s executive officers. The program rewards the achievement of annual pro forma earnings per share goals which, if met, result in the payment of cash bonuses and the issuance of performance-based restricted stock units. The program also rewards the achievement of long-term business objectives based on the continued improvement of operating performance, earnings growth and share value appreciation by vesting the performance-based restricted stock units earned over a subsequent minimum three-year period. This represents the long-term component of our executive compensation programs. This vesting period, during which the value of our common stock can rise or fall based on Company performance places a premium on the execution of the Company’s long-term strategy and further aligns our executives’ interests with those of our shareholders. The short-term and long-term components of the Company’s compensation programs require the Company’s executive officers to focus on the future growth and current profitability of the Company, as well as, on increasing shareholder value.

The main goals of the Company’s executive compensation programs are as follows:

•	to focus executives on critical business issues;

•	to ensure that the executive team has clear goals and accountability with respect to the Company’s financial performance;

•	to attract and retain executive talent;

•	to increase shareholder value; and

•	to provide significant incentive opportunities tied to the attainment of specific financial performance goals.

In order to attract, retain, and commit top executives to the fulfillment of superior performance results, the executive compensation programs are designed to provide superior pay opportunities in exchange for superior performance.

The Company believes that its compensation program supports its business strategies and directly links pay with performance results. The Company continues to observe what it believes to be its directly comparative pay market, which is other strategic consulting and business advisory organizations and professional services firms which are mostly of significantly greater size.

In order to assure that executive compensation is both competitive and appropriate, the Compensation Committee reviews executive compensation periodically to determine whether any adjustments to specific compensation components should be implemented. In connection with this process, the Compensation Committee primarily considers the value of cash salary and incentive cash and stock compensation. These compensation components are even more meaningful since the Company does not contribute to any retirement programs in any form including defined benefit, defined contribution or supplemental retirement plans for its executives.

The Compensation Committee also periodically reviews external market data on executive compensation in order to obtain a general understanding of current compensation practices. In 2017, the Compensation Committee retained John Bloedorn, an independent compensation consultant formerly with Mercer who was involved with the development of the Company’s current executive compensation programs, to gather relevant marketplace data on total compensation for similar executive positions. This data consisted of annual salary, short-term incentives, long-term incentives, and pay mix. Data was obtained from total compensation information of similarly sized publicly traded companies including a subset of the Company’s historical peer group and the most recent Institutional Shareholder Services peer group at that time. In addition to Mr. Bloedorn’s analysis, the Compensation Committee also considered the Company’s direct competitor group which consisted of primarily private and much larger consulting groups such as McKinsey, Bain, BCG and the consulting arms of PwC, Deloitte, E&Y and KPMG. In reviewing external data, the Compensation Committee does not engage in direct benchmarking to establish compensation levels or make specific compensation decisions for several reasons. One such reason is that the Company has a unique structure, set of skill requirements and differs from many of the larger size surveyed companies. Also, many of the Company’s peer competitors are either privately held or are consulting divisions of companies that are significantly larger than the Company, such as Bain, McKinsey, BCG, Accenture and the consulting groups of the Big Four accounting firms. These companies may not provide public data that can be used for comparative purposes. Instead, the Compensation Committee reviews survey data to gain a better understanding of general compensation practices. In establishing executive compensation, the Compensation Committee takes into account a number of considerations, including individual and Company performance, experience, responsibilities, retention and the lack of a retirement benefits program. Periodic review of external market data is, however, considered to be a necessary point of reference. It is the Company’s preference that performance rather than benchmarking data drive executive compensation. Based on its analysis and advice it received from Mr. Bloedorn, the Compensation Committee determined that its compensation structure and compensation levels were appropriate for the Company. An independent compensation consultant was not engaged in connection with the Compensation Committee’s approval of the 2021 executive compensation programs, however, the Company continues to rely on the conclusions of Mr. Bloedorn to make executive compensation decisions.

The Compensation Committee has determined that the advisors retained or consulted by the Committee are independent and raise no conflict of interest concerns. Mr. Bloedorn does not provide any services to the Company other than those services for which it was retained by the Compensation Committee.

The Elements of Executive Compensation at the Company

Overview

The Company’s executive compensation program applies to its three named executive officers, Messrs. Fernandez, Dungan and Ramirez. This program rewards the named executive officers for the achievement of exceptional operating results by providing significant incentive opportunities tied to the attainment of specific financial performance goals. The design of the program has been substantially consistent since it was created by the Compensation Committee in 2005 based on recommendations from Mercer, a nationally recognized executive compensation consulting firm. The program consists of base salaries and cash and equity incentive opportunities that the Company believes are market competitive for companies of similar size within its industry. Our executive compensation program consists of two primary elements: (1) short-term compensation in the form of annual compensation, consisting of base salaries, annual cash incentive compensation and employee benefits; and (2) long-term incentive compensation in the form of performance-based restricted stock units which, after being earned through the achievement of performance targets, then vest over a three-year period.

Performance-based cash awards and restricted stock awards are tied to the achievement of pro forma diluted net earnings per share targets based on a Board-approved annual operating plan. Pro forma diluted net earnings per share is defined as net income before income from discontinued operations, if applicable, and excludes restructuring charges and asset impairments, acquisition-related adjustments, non-cash stock compensation expense, including stock appreciation rights (“SARs”) expense, the amortization of intangible assets and includes a long-term effective cash tax rate. Pro forma diluted net earnings per share is based on weighted average common and common equivalent shares outstanding. In addition, the Compensation Committee retains the right to exclude the impact of certain nonrecurring events from the pro forma diluted net earnings per share calculation when, in the opinion of the Compensation Committee, inclusion would not accurately reflect the core operating performance of the Company. The Company believes that pro forma diluted net earnings per share is the best measure of core operating performance for determining incentive compensation.

On an annual basis, the Compensation Committee evaluates and establishes the threshold and target achievement levels for the Company’s incentive compensation program for its named executive officers, which consist of its CEO, COO and CFO, which it refers to as “Commence,” “Goal” and “Superior.” If the Company’s performance falls short of the established goals for business growth, then the bonus compensation paid in connection with the program is reduced or no bonuses are paid at all. Payouts are interpolated if results fall between performance levels and extrapolated for performance exceeding the Superior level. The Company believes the targets established for its named executive officers, are challenging. This program has been in effect for sixteen years. In two of those years, no bonuses were paid to the named executive officers as the Commence performance target was not achieved. In seven of those years, a bonus was paid based on results which were between the Commence and the Goal targets. Excluding 2020, in two of those years, the Goal target was achieved. In five of those years, over which average pro forma earnings per share growth exceeded 133%, the Company’s performance exceeded the Superior target. Excluding 2010, when pro forma earnings per share growth was 476%, the average pro forma earnings per share growth over the other four years in which Superior targets were achieved exceeded 47%.

The Compensation Committee targets an even balance between the cash and equity incentive award opportunities included in the Company’s compensation programs overall but weights the equity component more heavily in the case of its CEO and COO. Performance-based equity grants issued to employees, other than the Company’s named executive officers, typically vest over a three or four-year period, based on the recipient’s individual compensation program, with the exception of the Company’s senior leadership program, which was introduced for 2020, that vests a portion of the participant’s annual equity opportunity after the conclusion of the compensation year subject to the achievement of personal management objectives established for each individual. For 2021, eleven individuals will participate in this program. Our named executive officers do not participate in this program. All equity grants, other than those issued upon hiring, are issued based on the achievement of Company, practice or individual performance goals, or any combination thereof or extraordinary individual contribution. Vesting is contingent on continued employment. The Company regards this vesting period as an important retention tool. More importantly, the Company believes that incentive compensation that is paid in the form of equity that vests over three or four years serves as a meaningful long-term incentive, the ultimate value of which is directly correlated to the price of the Company’s common stock at the end of the vesting period. This rewards employees for increasing shareholder value. A heavier weighting on the incentive equity component ties a greater portion of the Company’s CEO and COO’s ultimate compensation to the ability to deliver increased shareholder value over the vesting period. To further ensure the alignment of the CEO’s interests with those of the Company’s shareholders, the Board of Directors has adopted stock ownership guidelines that require the CEO to own a number of shares equal in value to six times his annual base salary. The CEO is currently in compliance with these guidelines.

Annual Compensation

Annual compensation consists of base salaries, annual incentive compensation and employee benefits.

Base Salaries

The salaries payable to the Company’s named executive officers are generally recommended to the Board by the Compensation Committee during the first quarter of each fiscal year. Each of the named executive officers is a party to an employment agreement that establishes a minimum salary level for the named executive officer. The employment agreements do not provide for any guaranteed increases to base salaries. Messrs. Fernandez, Dungan and Ramirez’s base salaries in 2020 were $750,000, $525,000 and $400,000, respectively. The CEO’s base salary was last increased in 2005. The COO’s last salary increase was in 2006. The last increase to the CFO’s salary occurred in 2020.

The Company believes the base salaries it currently pays to its named executive officers are at market competitive levels for companies of similar size within its industry. See the “Summary Compensation Table” on page 19 of this proxy statement and the related footnotes for additional information about base salaries.

Incentive Compensation

The Company’s annual incentive program reflects the Compensation Committee’s belief that a significant portion of the named executive officers’ compensation should be tied to company performance. For 2020, variable, non-guaranteed performance-based compensation paid to Messrs. Fernandez and Dungan represented 59% and 52%, respectively, of their total compensation. The annual incentive component of the Company’s compensation program consists of annual performance-based cash incentive awards and performance-based equity incentive grants in the form of restricted stock units that vest over a three-year period commencing on the first anniversary of the grant date. These performance-based cash and equity opportunities are tied to the achievement of pro forma diluted net earnings per share targets based on a Board-approved operating plan. Each participant in the Company’s executive compensation program has target cash and equity incentive opportunities expressed as a percentage of salary. Cash and equity payouts are based on the dollar amount of the opportunity earned based on target levels achieved. For our CEO and COO, the equity opportunities have historically been more heavily weighted than the cash opportunities, including in 2020. Performance-based equity incentive awards earned are expressed in a dollar amount and divided by the Company’s share price on the date of grant to calculate the equity incentive grant in the form of restricted stock units, the value of which is ultimately determined by the Company’s stock price on the date of vesting.

Employee Benefits

The named executive officers, like the rest of the Company’s employees, receive certain customary employee benefits. For 2020, these benefits included health, dental and vision coverage, prescription drug plans, life insurance, flexible spending accounts, short-term and long-term disability insurance and a 401(k) plan. The Company covers approximately 60% of the total cost of the health benefits for its U.S.-based employees, including its named executive officers. In other geographies, the Company’s compensation and benefits packages vary by country and are based on market standards, local custom and legal requirements in the jurisdiction. The Company does not provide for any special retirement-related benefits, such as pensions or 401(k) contribution matches, for its senior executives.

No Perquisites

The Company does not provide any executive perquisites.

Shareholder “Say on Pay” Vote

In the “Say on Pay” vote provided by the Company at its 2020 annual meeting of shareholders, our shareholders approved the compensation of the Company’s executives as disclosed in the Company’s proxy statement for the meeting, with approximately 98% of the votes cast in favor. The Compensation Committee considered the results of this vote in setting the compensation of the Company’s named executive officers and decided to maintain the structure of the Company’s current executive compensation programs for fiscal year 2021.

Executive Compensation Decisions for 2020

Base Salary

The Compensation Committee believes that the base salaries of the Company’s CEO and COO remain at market competitive levels for companies of similar size within the Company’s industry. At its meeting held on February 12, 2020, the Compensation Committee approved an increase in the CFO’s salary to $400,000 effective January 1, 2020. The last increase to the CFO’s salary occurred in 2010.

Incentive Compensation

Each participant in the Company’s executive compensation program has cash and equity incentive opportunities expressed as a percentage of salary that are tied to specified performance targets. For 2020, variable compensation paid to Messrs. Fernandez, Dungan and Ramirez in the form of cash and restricted stock units subject to a three-year vesting period represented 59%, 52%, and 44%, respectively, of their total compensation as reported in the Summary Compensation Table.

At its meeting held on February 12, 2020, the Compensation Committee reviewed and approved the 2020 base salaries and cash and equity incentive plan targets for the Company’s named executive officers as well as the Company’s other senior leaders. Consistent with prior years, the Compensation Committee approved a program for the Company’s named executive officers that, in addition to base salaries, would pay annual cash and equity incentive awards in connection with the achievement of challenging 2020 pro forma diluted net earnings per share performance targets. Under the program terms approved on February 12, 2020, the Company’s annual pro forma net earnings per share would have had to improve at least 13% from the 2019 annual pro forma net earnings per share adjusted to $0.97 in order for the named executive officers to earn their “Goal” level cash and equity performance incentive awards. With an increase of at least 20% from the 2019 annual pro forma net earnings per share adjusted to $0.97 the named executive officers would have earned their “Superior” level cash and equity performance incentive awards. The Compensation Committee established these performance targets for 2020 without the benefit of being able to consider the impact of the COVID-19 pandemic on the Company’s results of operations for 2020.

In light of the COVID-19 pandemic, the Compensation Committee reviewed the previously established performance targets to determine whether they appropriately align the Company incentive compensation including executive compensation opportunities with the Company’s current forecast and objectives. As a result of that review, at its meeting on July 30, 2020, the Compensation Committee established new annual targets and made other revisions to the program.

Under the revised program, the Company’s total pro forma diluted net earnings per share for the first, third and fourth quarters of 2020 must have met or exceeded the total pro forma diluted earnings per share for the first, third and fourth quarters of 2019 in order for the named executive officers to have earned their “Goal” cash and equity performance incentive awards. The Compensation Committee believed that this Goal opportunity would effectively have required the achievement of an annual pro forma diluted earnings per share target for fiscal 2020 that was very aggressive given the significant demand volatility and uncertainties. The annual cash and equity incentive compensation earned at the revised Goal target would equal seventy-five (75%) of the Goal opportunity previously approved by the Compensation Committee on February 12, 2020. This was also the maximum that could be earned under the revised program. Under the revised program, the “Superior” cash and equity performance incentive award level was eliminated for 2020.

The Compensation Committee believed the revised program was better aligned with the updated outlook for the Company given the business disruption from the COVID-19 pandemic and also ensured that the program continued to serve as a performance driver for 2020, with challenging goals.

2020 Performance Outcomes

In 2020, the Company generated pro forma diluted earnings per share of $0.24 per share, $0.17 per share and $0.23 per share for the first, third and fourth quarters of 2020, respectively, compared to $0.22 per share, $0.27 per share and $0.24 per share for the first, third and fourth quarters of 2019, respectively. In accordance with the revised targets established by the Compensation Committee, the pro forma diluted earnings per share utilized by the Compensation Committee resulted in the payment of 59% of the “Goal” level payout under the Company’s 2020 revised executive compensation plan. Please refer to Appendix A, “Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results” for a reconciliation of adjusted results, including pro forma diluted earnings per share, to reported GAAP results for 2020. In addition to his cash performance bonus received under the 2020 revised executive compensation program, Mr. Ramirez received a $100,000 cash bonus in recognition of his cash management performance efforts during the COVID-19 pandemic. This one-time only cash bonus was approved by the Compensation Committee. Mr. Ramirez was the only named executive officer to receive the bonus.

Executive Compensation Decisions for 2021

At its meeting held on February 18, 2021, the Compensation Committee reviewed and approved 2021 base salaries and cash and equity incentive plan targets for the Company’s named executive officers, as well as for the Company’s other senior leaders. Consistent with prior years, the Compensation Committee specifically approved a program for its named executive officers that, in addition to base salaries, would pay annual cash and equity incentive bonuses in connection with the achievement of specified 2021 performance targets. The Compensation Committee chose to retain the annual pro forma diluted net earnings per share as the performance target in the 2021 program.

The Company’s Compensation Committee has once again established challenging performance targets for 2021. The Company’s annual pro forma diluted net earnings per share must improve at least 45% from 2020 in order for the named executive officers to earn their “Goal” cash and equity performance incentive awards. The Company’s annual pro forma diluted net earnings per share must improve at least 67% from 2020 in order for the named executive officers to earn their “Superior” cash and equity performance incentive awards.

Timing of Equity Incentive Plan Awards and Discretionary Equity Awards

The Company does not have a program, plan or practice to time equity awards, including option grants, to its named executive officers or directors in coordination with the release of material non-public information. The Company consistently presents to its Compensation Committee for approval all year-end cash and equity bonus awards based on the previous year’s results at the first Compensation Committee meeting of the year. However, the timing of this approval may be changed in the event of extraordinary circumstances. The Company’s equity plan expressly prohibits the repricing of options and SARs.

Tax and Accounting Considerations and Compensation Deductibility Policy

In evaluating compensation program alternatives, the Compensation Committee considered the potential impact on the Company of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), among other factors. Section 162(m) imposes a $1,000,000 per person limit on the annual tax deduction for compensation paid to the Company’s CEO, CFO, and certain other current and former executive officers. Prior to January 1, 2018, certain “performance-based” compensation was excluded from Section 162(m)’s limitation and was deductible if certain requirements were met, and the group of employees subject to the limitation did not include the Company’s CFO or former executive officers.

As a general matter, in making its previous compensation decisions for the Company’s covered employees, the Compensation Committee endeavored to maximize deductibility of compensation under Section 162(m) to the extent practicable under then-applicable law while maintaining competitive compensation. The Compensation Committee, however, believes that it is important for it to retain maximum flexibility in designing compensation programs that are in the best interests of the Company and its stockholders, even if such approach results in certain amounts that may be payable in excess of $1,000,000 to not be deductible under Section 162(m). As a result, the Compensation Committee has approved and reserves the right to approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals.

Compensation Recovery

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, the Company can recoup, or “claw back,” those improper payments from the CEO and CFO. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) directed the SEC to craft new rules for recoupment in addition to that contained in the Sarbanes-Oxley Act. Notwithstanding the lack of final compensation recovery rules pursuant to Dodd-Frank, the Company adopted an Incentive Compensation Recoupment Policy that allows for the recovery from its current or former named executive officers of any erroneously awarded compensation in the three-year period prior to a restatement. A copy of the Company’s Incentive Compensation Recoupment Policy can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Compensation Awards ($)(1)	Equity Incentive Compensation Awards ($)(1)(2)	Total ($)
Ted A. Fernandez (Chairman, Chief Executive Officer)	2020	750,000	398,864	678,068	1,826,932
	2019	750,000	361,800	615,060	1,726,860
	2018	750,000	483,300	821,610	2,054,910
David N. Dungan (Vice Chairman, Chief Operating Officer)	2020	525,000	223,364	355,986	1,104,350
	2019	525,000	202,608	322,907	1,050,515
	2018	525,000	270,648	431,345	1,226,993
Robert A. Ramirez (Executive Vice President Finance and Chief Financial Officer)	2020	400,000	206,364	106,364	712,728
	2019	300,000	72,360	180,000	552,360
	2018	300,000	96,660	96,660	493,320

(1)

See “Compensation Discussion and Analysis” beginning on page 13 of this proxy statement for a discussion of how the cash (non-equity) incentive amounts are determined. These non-equity (cash) and equity grants are performance-based and were determined based on the achievement of pro forma diluted net earnings per share targets for 2020. Also see the “Grants of Plan-Based Awards” table on page 20 of this proxy statement for additional detail on cash and equity incentive compensation earned based on fiscal 2020 performance.

(2)

Amounts shown in this column are based on the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, as amended, of grants of performance-based restricted stock units to the named executive officers in the applicable fiscal year. Assumptions used in the calculation of the amounts in this column are described in Note 10 to our audited consolidated financial statements contained in our Form 10-K for the fiscal year ended January 1, 2021.

GRANTS OF PLAN-BASED AWARDS

FOR FISCAL YEAR 2020

The following table sets forth information on the cash and equity grant awards issued to the named executive officers under the Company’s executive compensation plan for fiscal 2020.

Name	Grant Date	Cash (Non-Equity) Incentive Compensation Awards ($)	Equity (Restricted Stock Unit) Incentive Compensation (#)(1)	Grant Date Fair Value of Stock Awards ($)
Ted A. Fernandez	February 19, 2021	398,864	46,731	678,068
David N. Dungan	February 19, 2021	223,364	24,534	355,986
Robert A. Ramirez (2)	February 19, 2021	206,364	7,330	106,364

(1)

See “Compensation Discussion and Analysis” beginning on page 13 of this proxy statement for a discussion of the performance criteria and how these performance-based awards are determined. One third of each equity grant vests annually beginning with the first anniversary of the grant date.

(2)

This amount includes a $100,000 cash bonus in recognition of Mr. Ramirez’ cash management performance efforts during the COVID-19 pandemic. This one-time only cash bonus was approved by the Compensation Committee. Mr. Ramirez was the only named executive officer to receive the bonus.

Equity Compensation Plan Information

The Company maintains The Hackett Group, Inc. 1998 Stock Option and Incentive Plan, as amended (the “Plan”) and The Hackett Group, Inc. Employee Stock Purchase Plan, as amended (the “ESPP”).

The table below sets forth the following information as of January 1, 2021 for (1) all compensation plans previously approved by the Company’s shareholders and (2) all compensation plans not previously approved by the Company’s shareholders:

•	The number of securities to be issued upon the exercise of outstanding options, warrants and rights and the vesting of unvested restricted stock units;

•	The weighted-average exercise price of such outstanding options, warrants and rights; and

•

The number of securities remaining available for future issuance under the plans, other than securities to be issued upon the exercise of such outstanding options, warrants and rights and the vesting of restricted stock units.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights and the Vesting of Unvested Restricted Stock Units (#)		Weighted Average Exercise Price of Outstanding Options and Unvested Restricted Stock Units, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column 1) (#)(3)
Restricted stock units issued under equity compensation plans approved by shareholders(1)	1,191,187	(5)	—	1,614,063	(2)
Stock options issued under equity compensation plans approved by shareholders(1)	180,000	(5)	4.00	438,445
Equity compensation plans not approved by shareholders	—		—	—

Total	1,371,187	(4)		2,052,508

(1)

The equity compensation plans approved by the Company’s shareholders are the Plan and the ESPP. The Plan authorizes the issuance of compensation equity awards in the form of restricted stock, restricted stock units, stock options and SARs. Since fiscal year 2005, the Company’s primary equity compensation plan component has been restricted stock units. As such, the Company believes it is important to highlight in this table statistical information related to the restricted stock units issued, outstanding and unvested as well as under the restricted stock unit sublimit available for issuance under the Plan.

(2)	As of the Record Date, the number of shares available for issuance pursuant to awards of restricted stock or restricted stock units was 1,603,290.
(3)	This amount does not include 73,573 shares available for issuance under the ESPP.
(4)	Excludes 2,916,563 performance-based SARs with a weighted average exercise price of $4.00 and an average remaining life of 0.9 years that were vested as of the Record Date.
(5)

As of the Record Date, the number of issued and unvested restricted stock units was 1,254,929 and the number of outstanding stock options, both vested and unvested was 180,000. These stock options had a weighted average exercise price of $4.00 and an average remaining term of 1.0 years.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised SARs, options and unvested restricted stock units for each named executive officer outstanding as of the end of fiscal 2020.

(Does not include equity awards granted after fiscal year-end. See the “Grants of Plan-Based Awards” table on page 20 of this Proxy Statement and “Executive Compensation Decisions for 2020” on page 16 of this proxy statement for information on payments and grants made following the 2020 fiscal year-end related to 2020 performance-based compensation.)

	Outstanding SAR Awards					Outstanding Restricted Stock Awards
Name	Number of Securities Underlying Unexercised SARs Exercisable (#)		Number of Securities Underlying Unexercised SARs Unexercisable (#)	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Ted A. Fernandez	1,912,500	(1)	—	4.00	February 8, 2022	92,446	(3)	1,330,298
David N. Dungan	1,004,063	(2)	—	4.00	February 8, 2022	48,534	(4)	698,404
Robert A. Ramirez (6)	—		—	—	—	17,697	(5)	254,660

(1)	Includes 1,380,881 net shares which could be acquired upon exercise of 1,912,500 vested performance-based SARs with an exercise price of $4.00.
(2)	Includes 724,963 net shares which could be acquired upon exercise of 1,004,063 vested performance-based SARs with an exercise price of $4.00.
(3)

Includes 92,446 performance-based restricted stock units granted in 2018, 2019 and 2020 for 2017, 2018 and 2019 fiscal year performance, respectively. In 2021, 52,056 of the restricted stock units will vest. Excludes 46,731, restricted stock units granted on February 19, 2021, for 2020 fiscal year performance, one third of which will vest annually on the anniversary of the date of grant. See “Executive Compensation Decisions for 2020” on page 16 of this proxy statement for more information about these restricted stock units.

(4)

Includes 48,534 performance-based restricted stock units granted in 2018, 2019 and 2020 for 2017, 2018 and 2019 fiscal year performance, respectively. In 2021, 27,329 of the restricted stock units will vest. Excludes 24,534, restricted stock units granted on February 19, 2021, for 2020 fiscal year performance, one third of which will vest annually on the anniversary of the date of grant. See “Executive Compensation Decisions for 2020” on page 16 of this proxy statement for more information about these restricted stock units.

(5)

Includes 10,876 performance-based restricted stock units granted in 2018, 2019 and 2020 for 2017, 2018 and 2019 fiscal year performance, respectively, and includes a discretionary grant of 6,821 restricted stock units granted in 2020. In 2021, 6,125, of the restricted stock units will vest. Excludes 7,330, restricted stock units granted on February 19, 2021, for 2020 fiscal year performance, one third of which will vest annually on the anniversary of the date of grant. See “Executive Compensation Decisions for 2020” on page 16 of this proxy statement for more information about these restricted stock units.

(6)	Excludes 100,000 vested performance-based stock options granted in 2012 to Mr. Ramirez with an exercise price of $4.00.

OPTION EXERCISES AND STOCK VESTED

(During fiscal year-ended January 1, 2021)

The following table sets forth information concerning each exercise of SARs or stock options, and the vesting of stock awards in the form of restricted stock units, for each named executive officer during fiscal 2020.

	SARs or Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ted A. Fernandez	—	—	57,435	897,129
David N. Dungan	—	—	31,048	484,973
Robert A. Ramirez	—	—	7,653	119,536

Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table

Mr. Fernandez

Mr. Fernandez entered into an employment agreement with the Company effective as of June 2, 1998. It was amended on November 10, 2004, June 10, 2005, December 30, 2008 and March 10, 2017. The agreement provides for a three-year term (with an automatic renewal for one additional year on each subsequent anniversary thereafter unless either party gives contrary notice) and currently provides for an annual salary and bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board for each fiscal year. The agreement also contains certain confidentiality, non-competition and non-solicitation provisions. Mr. Fernandez’s employment agreement also includes the following provisions:

•

upon termination by the Company without cause, or upon termination by Mr. Fernandez for “good reason,” Mr. Fernandez will receive one year’s annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants;

•	upon termination for disability, Mr. Fernandez will receive one year’s annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants;

•	upon termination due to death, all issued and outstanding equity grants will immediately vest and or settle;

•

upon a change of control, upon termination, Mr. Fernandez will receive two hundred percent of his annual salary and bonus paid in a lump sum and full vesting of all unvested issued and outstanding equity grants upon termination. The calculation of the change of control payment equals two hundred percent (200%) of Mr. Fernandez’s average total compensation for the three full fiscal years immediately preceding the change of control; and

•	the agreement does not provide for any golden parachute excise tax gross-ups.

Also see “Compensation Discussion and Analysis – The Elements of Executive Compensation at the Company” on page 14 of this proxy statement.

Mr. Dungan

Mr. Dungan entered into an employment agreement with the Company effective as of December 26, 2001. It was amended on November 10, 2004, March 24, 2006, December 30, 2008 and March 10, 2017. Mr. Dungan’s agreement provides for a three-year term (with an automatic renewal for one additional year on the first and each subsequent anniversary thereafter unless either party gives contrary notice) and currently provides for an annual salary and bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board for each fiscal year. The agreement contains certain confidentiality, non-competition and non-solicitation provisions. The agreement also includes the following provisions:

•

upon termination by the Company without cause, or upon termination by Mr. Dungan for “good reason,” Mr. Dungan will receive one year’s annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants;

•	upon termination for disability, Mr. Dungan will receive one year’s annual salary and bonus paid in lump sum and full vesting of all issued and outstanding equity grants;

•	upon termination due to death, all issued and outstanding equity grants will immediately vest and or settle;

•

after a change of control, upon termination, Mr. Dungan will receive two hundred percent of his annual salary and bonus paid in a lump sum and full vesting of all unvested issued and outstanding equity grants upon termination. The calculation of the change of control payment equals two hundred percent (200%) of Mr. Dungan’s average total compensation for the three full fiscal years immediately preceding the change of control; and

•	the agreement does not provide for any golden parachute excise tax gross-ups.

Also see “Compensation Discussion and Analysis – The Elements of Executive Compensation at the Company” on page 14 of this proxy statement.

Mr. Ramirez

Mr. Ramirez entered into an employment agreement with the Company effective as of August 1, 2007. Mr. Ramirez’s employment agreement provided for a three-year term (with an automatic renewal for one additional year thereafter on each subsequent anniversary unless either party gives contrary notice) and currently provides for an annual salary and bonus pursuant to a bonus plan to be adopted by the Board for each fiscal year. The agreement contains provisions regarding confidentiality, non-competition and non-solicitation. The agreement also includes the following provisions:

•

if Mr. Ramirez is terminated by the Company without cause, or Mr. Ramirez terminates his employment with “good reason,” Mr. Ramirez will be entitled to a severance payment at the rate of his annual salary and benefits for a six-month period from the date of termination;

•	if Mr. Ramirez finds new employment after termination, the Company may eliminate or reduce such severance payments and benefits;

•

if Mr. Ramirez’s employment is terminated by the Company without cause or by Mr. Ramirez with “good reason,” in either case in anticipation of, in connection with or within one year after a “change of control” (as defined), his salary will be continued for one year, his benefits will be continued for one year (subject to cessation if Mr. Ramirez is entitled to similar benefits from a new employer) and all unvested issued and outstanding equity grants will immediately vest; and

•	the agreement does not provide for any golden parachute excise tax gross-ups.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below quantify (in U.S. dollars) the potential payments upon termination or a change in control of the Company for each of the named executive officers actively employed by the Company at the end of fiscal 2020. All amounts are calculated assuming (i) a termination date of January 1, 2021 and (ii) the price per share of the Company’s securities was the closing market price as of that date. These payments are subject to the terms of the employment agreements that are summarized under “Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table” on page 23 of this proxy statement.

Mr. Fernandez’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change of Control ($)
Compensation:
Base Salary	—	750,000	—	750,000	—
Annual Bonus	—	398,864	—	398,864	—
Restricted Stock Units (unvested and accelerated)(1)	1,330,298	1,330,298	—	1,330,298	1,330,298
Change of Control Payment	—	—	—	—	3,739,135

Benefits and Perquisites:
Health Insurance Premiums	—	24,044	—	24,044	24,044
Life, Accidental Death and Disability Premiums	—	5,541	—	5,541	5,541
Life Insurance Premium	—	18,360	—	18,360	18,360
Gross-up Payment	—	—	—	—	—

Total	1,330,298	2,527,107	—	2,527,107	5,117,378

Mr. Dungan’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change of Control ($)
Compensation:
Base Salary	—	525,000	—	525,000	—
Annual Bonus	—	223,364	—	223,364	—
Restricted Stock Units (unvested and accelerated)(2)	698,404	698,404	—	698,404	698,404
Change of Control Payment	—	—	—	—	2,254,572

Benefits and Perquisites:
Health Insurance Premiums	—	14,957	—	14,957	14,957
Life, Accidental Death and Disability Premiums	—	1,611	—	1,611	1,611
Life Insurance Premium	—	—	—	—	—
Gross-up Payment	—	—	—	—	—
					—

Total	698,404	1,463,336	—	1,463,336	2,969,544

Mr. Ramirez’s Benefits and Payments Upon Termination	Death ($)	Disability ($)	By the Company for Cause ($)	By the Executive for Good Reason ($)	Change of Control ($)
Compensation:
Base Salary	—	—	—	200,000	400,000
Annual Bonus	—	—	—	—	—
Stock Options and Restricted Stock Units (unvested and accelerated)(3)	254,660	254,660	—	254,660	254,660

Benefits and Perquisites:
Health Insurance Premiums	—	23,648	—	23,648	23,648
Life, Accidental Death and Disability Premiums	—	3,584	—	3,584	3,584
Life Insurance Premium	—	7,356	—	7,356	7,356
Gross-up Payment	—	—	—	—	—

Total	254,660	289,248	—	489,248	689,248

(1)

Includes value of 92,446 unvested restricted stock units outstanding at year end. The outstanding restricted stock units would vest upon a change of control, Mr. Fernandez’s death, disability, resignation for good reason or involuntary termination without cause. Excludes the value of 1,470,814 net shares which could be acquired upon exercise of 1,912,500 vested performance-based SARs outstanding at year end with an exercise price of $4.00. The SARs may be settled in cash or stock at the Company’s discretion.

(2)

Includes value of 48,534 unvested restricted stock units outstanding at year end. The outstanding restricted stock units would vest upon a change of control, Mr. Dungan’s death, disability, resignation for good reason or involuntary termination without cause. Excludes the value of 772,178 net shares which could be acquired upon exercise of 1,004,063 vested performance-based SARs outstanding at year end with an exercise price of $4.00. The SARs may be settled in cash or stock at the Company’s discretion.

(3)

Includes value of 17,697 unvested restricted stock units outstanding at year end. The outstanding restricted stock units would vest upon a change of control, Mr. Ramirez’s death, disability, resignation for good reason or involuntary termination without cause.

In certain cases, the tax laws deny an income tax deduction for payments that are contingent upon a change in control. Benefits under the employment agreements will be delayed or modified if such delays or modifications are necessary to comply with the rules governing deferred compensation plans under Section 409A of the Internal Revenue Code.

DIRECTOR COMPENSATION

Director Compensation for 2020

Directors who are officers or employees of the Company or any subsidiary of the Company receive no additional compensation for serving on the Board or any of its committees. Each outside director receives an annual $40,000 cash retainer, paid quarterly. All directors are reimbursed for travel expenses incurred in connection with attending Board and committee meetings.

The Company’s outside directors also receive an annual restricted stock unit grant equal in value to $72,000 on the date of grant. All restricted stock units granted under this program will vest in full on the one-year anniversary of the date of grant and will also vest upon involuntary termination of service, including change of control. Upon reaching ten years of service on the Board, outside director members receive a restricted stock unit grant equal in number of units to his or her annual service grant for that year. Beginning with grants that occurred in 2012, each of the Company’s outside directors is allowed to elect to defer the receipt of their shares upon vesting for three years, five years or until death, disability or termination of service on the Board.

Director Compensation for Fiscal 2020

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards (1) ($)	Stock Option Awards (1)($)	Total ($)
Maria A. Bofill (2)	—	—	—	—
Richard N. Hamlin	40,000	72,000	—	112,000
John R. Harris	40,000	72,000	—	112,000
Robert A. Rivero	40,000	72,000	—	112,000
Alan T.G. Wix	40,000	72,000	—	112,000

(1)

Amounts shown in this column are based on the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718, as amended, for restricted stock units during fiscal 2019. The aggregate number of restricted stock unit awards and the aggregate number of stock option awards outstanding at fiscal year-end appears in the “Outstanding Director Equity Awards at 2019 Fiscal Year-End” table below.

(2)

Maria Bofill was appointed to the Board on February 18, 2021. In connection with Ms. Bofill’s appointment, Ms. Bofill was awarded a restricted stock unit grant consistent with the Company’s Director Compensation Plan.

Director Compensation for 2021

For 2021, the Company’s Outside Director Compensation Program will remain unchanged.

OUTSTANDING DIRECTOR EQUITY AWARDS

AT 2020 FISCAL YEAR-END

Name	Restricted Stock Unit Awards (unvested) (#)		Stock Option Awards (exercisable/ unexercisable) (#)
Maria A. Bofill	—	(1)	—
Richard N. Hamlin	4,563	(1)	—
John R. Harris	4,563	(1)	—
Robert A. Rivero	4,563	(1)	—
Alan T.G. Wix	4,563	(1)	—

(1)

Does not include 4,962 restricted stock units granted on February 19, 2021, in connection with the Company’s Outside Director Compensation Plan, which vest on the first anniversary of the date of grant. Ms. Boffill was appointed to the Board on February 18, 2021.

Compensation Committee Interlocks

The Compensation Committee consists of Messrs. Harris (Chairman), Hamlin, Rivero and Wix and Ms. Bofill. No current or former member of the Compensation Committee is, or has ever been, an officer or employee of the Company. None of the Company’s directors and none of their family members are employed as an executive of another company where any of the Company’s executives serve on the compensation committee of which the director is an executive.

PAY RATIO

Presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

In identifying our median employee, our calculation included the base salary for each employee as of January 1, 2021, commissions paid in 2020 and any cash and equity performance and non-performance-based bonus compensation paid or granted, respectively, to such employees in 2021 based on their performance for fiscal year 2020. Bonus information for 2020 was not available for all employees as of the Record Date as several of our practices conduct performance reviews during the first quarter of the year and approve raises and pay bonuses in April. For employees in these practices we estimated 2020 cash and equity bonuses. The amount included for equity performance and non-performance-based bonus compensation grants equaled the fair market value of the shares underlying such grant as of the grant date, however, these grants are subject to time vesting which requires continued employment of the grantee for a period of time ranging from three to four years. Cash compensation for these purposes included base salary or wages plus overtime pay, cash bonuses, cash commissions and comparable cash elements of compensation in non-U.S. jurisdictions, if applicable, and was calculated using internal payroll and/or tax records. Salaries or wages paid in non-U.S. jurisdictions were converted to U.S. dollars using exchange rates in effect as of January 1, 2021. We did not apply any cost-of-living adjustments as part of the calculation.

We selected the median employee based on 1,080 full-time and part-time workers who were employed as of January 1, 2021.

The fiscal year 2020 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $1,826,932. The 2020 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $117,165. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for fiscal year 2020 is 16 to 1.

We have employees in countries with differing labor market characteristics. As such, for purposes of comparability we have also calculated the total annual compensation for our median employee in the United States where we have 651 employees and generate the majority of our revenue and profitability. The total annual compensation for the median U.S. based employee is $171,900. The ratio of our CEO’s annual total compensation to our median U.S. based employee’s total compensation for fiscal year 2020 is 11 to 1.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its shareholders an opportunity to indicate whether they support the named executive officer compensation as described in this proxy statement. This advisory vote, commonly referred to as a “Say on Pay” vote, is not intended to address any specific item of compensation, but instead relates to the “Compensation Discussion and Analysis,” the tabular disclosures regarding named executive officer compensation and the narrative disclosures accompanying the tabular presentation. These disclosures allow you to view the Company’s executive compensation program and the application of the Company’s compensation philosophies for the years presented. This advisory vote will be presented on an annual basis unless otherwise disclosed.

The Company’s primary objectives relating to executive compensation are to (1) align the financial interests of its executives with those of its shareholders by linking a substantial portion of each executive’s compensation to the achievement of financial objectives for the Company as a whole and (2) attract and retain highly qualified executives with salaries and incentive programs that are competitive with companies of similar or greater size within its industry.

The Company’s executive compensation programs, which focus on operating performance, earnings growth and share price appreciation, reflect the Company’s “pay for performance” approach to compensation. Annually, our executives have the opportunity to earn cash payouts and equity awards based on the achievement of pro forma diluted net earnings per share growth targets specified by the Company’s Compensation Committee. Another key aspect of the executive compensation programs is that a meaningful part of total compensation is paid with performance-based restricted stock unit grants that not only requires the achievement of a performance-based target to earn the grant, but also has a three-year vesting period following the date of grant which occurs after the performance period. The vesting requirement of the equity portion of the compensation program (1) extends the value of the current year compensation program for an additional three-year period, (2) creates a strong incentive for the executives to increase shareholder value, and (3) serves as a powerful executive retention tool. This equity component is also essential to the compensation and retention of the Company’s executives since the Company does not provide retirement (pension or 401(k) match) benefits for its senior executives and offers no perquisites. Finally, our CEO and COO are significant shareholders which continues to provide an incentive for the CEO and COO to focus on share value appreciation in order to maximize the benefit of the vested awards.

In light of the COVID-19 pandemic, the Compensation Committee reviewed the previously established performance targets to determine whether they appropriately align the Company incentive compensation including executive compensation opportunities with the Company’s then current forecast and objectives. As a result of that review, at its meeting on July 30, 2020, the Compensation Committee established new annual targets and made other revisions to the program.

Under the revised program, the Company’s total pro forma diluted net earnings per share for the first, third and fourth quarters of 2020 must have met or exceeded the total pro forma diluted earnings per share for the first, third and fourth quarters of 2019 in order for the named executive officers to have earned their “Goal” cash and equity performance incentive awards. The Compensation Committee believed that this Goal opportunity would effectively have required the achievement of an annual pro forma diluted earnings per share target for fiscal 2020 that was very aggressive given the significant demand volatility and uncertainties. The annual cash and equity incentive compensation earned at the revised Goal target would equal seventy-five (75%) of the Goal opportunity previously approved by the Compensation Committee on February 12, 2020. This was also the maximum that could be earned under the revised program. Under the revised program, the “Superior” cash and equity performance incentive award level was eliminated for 2020.

The Compensation Committee believed the revised program was better aligned with the updated outlook for the Company given the business disruption from the COVID-19 pandemic and also ensured that the program continued to serve as a performance driver for 2020, with challenging goals.

In 2020, the Company generated pro forma diluted earnings per share of $0.24 per share, $0.17 per share and $0.23 per share for the first, third and fourth quarters of 2020, respectively, compared to $0.22 per share, $0.27 per share and $0.24 per share for the first, third and fourth quarters of 2019, respectively. In accordance with the revised targets established by the Compensation Committee, the pro forma diluted earnings per share utilized by the Compensation Committee resulted in the payment of 59% of the “Goal” level payout under the Company’s 2020 revised executive compensation plan. Please refer to Appendix A, “Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results” for a reconciliation of adjusted results, including pro forma diluted earnings per share, to reported GAAP results for 2020.

For 2020, the Company will revert back to an annual target based on pro-forma earnings per share. The Company’s Compensation Committee has once again established challenging performance targets for 2021. The Company’s pro forma diluted net earnings per share must improve at least 45% from $0.69 in order for the named executive officers to earn their “Goal” cash and equity performance incentive awards. The Company’s pro forma diluted net earnings per share must improve at least 67% in order for the named executive officers to earn their “Superior” cash and equity performance incentive awards.

See “Compensation Discussion and Analysis” beginning on page 13 of this proxy statement for more information regarding aspects of the Company’s executive compensation programs and the Compensation Committee’s decisions in respect of executive compensation in 2020. See also “Narrative Disclosure to Summary Compensation Table and Plan-Based Awards Table” beginning on page 23 of this proxy statement for more information regarding the terms contained in the employment agreements of our Named Executive Officers.

For the reasons discussed in this proxy statement, including under “Compensation Discussion and Analysis” above, the Board unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board currently consists of Messrs. Hamlin (Chairman), Harris, Rivero and Wix and Ms. Bofill. The Audit Committee is composed of “independent” directors as defined in standards promulgated by the SEC and the NASDAQ. The Board determined that Mr. Hamlin and Mr. Rivero and Ms. Bofill are “audit committee financial experts” under the SEC rules. The Company’s Audit Committee is governed by a written charter. A copy of the Audit Committee Charter can be found on the Company’s website at https://www.thehackettgroup.com/about/governance/. All members of the Audit Committee share equally the responsibility for the performance of the functions set forth below.

The Audit Committee discussed with RSM US LLP (“RSM”) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, the Audit Committee has discussed with RSM its independence from management and the Company, and it received the written disclosures and letter from RSM as required by applicable requirements of the PCAOB regarding RSM’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with RSM the overall scope and plans for the Company’s audit. The Audit Committee meets with RSM, without management present when appropriate, to discuss the results of their quarterly reviews and annual examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 5 meetings during fiscal 2020.

The Audit Committee approved all audit and non-audit services provided by RSM in fiscal 2020, as described in “Pre-Approval of Non-Audit Services” below.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In performing its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended January 1, 2021 with management and with representatives of RSM. The Audit Committee also reviewed, and discussed with management and representatives of RSM, management’s assessment and report and RSM’s report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) inclusion of the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended January 1, 2021, filed with the SEC.

Pre-Approval of Non-Audit Services

All audit-related services, tax services and other services were approved by the Audit Committee, which concluded that the provision of such services by RSM was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Policy for Pre-Approval of Non-Audit Services provides for pre-approval of non-audit-related, tax and other services specifically described by the Audit Committee in the policy on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. If the entire Audit Committee is not able to convene so that permitted non-audit services desired to be performed by the Company’s independent auditors can be reviewed and approved on a timely basis, the Audit Committee Chairman is authorized to approve such services and make a verbal report to the full Audit Committee as to the nature and cost of such services at the next Audit Committee meeting following such approval.

Respectfully submitted,

Audit Committee

Richard N. Hamlin, Chairman

Maria A. Bofill

John R. Harris

Robert A. Rivero

Alan T.G. Wix

PROPOSAL 3

TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021

The Audit Committee of the Board has appointed RSM US LLP (“RSM”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2021. During fiscal year 2020, RSM served as the Company’s independent registered certified public accounting firm and also provided other audit-related services. See “Fees Paid to Independent Accountants” below.

The appointment of RSM is being presented to the shareholders for ratification. If the appointment is not ratified, the Audit Committee of the Board will consider whether it should select a different independent registered public accounting firm. The Company’s bylaws do not require that the shareholders ratify the appointment of RSM as its independent auditors. This proposal is being submitted to the shareholders because the Company believes it is a matter of good corporate practice. The Company expects that representatives of RSM will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Fees Paid to Independent Accountants

The following table sets forth fees for professional services provided by RSM and associated entities, including RSM International entities for the audit of the Company’s consolidated financial statements for fiscal years 2020 and 2019 and fees billed for audit-related services, tax services, and all other services rendered by RSM for fiscal years 2020 and 2019:

	2020	2019
Audit Fees(1)	$489,140	$516,638
Audit-Related Fees(2)	$12,500	$13,500
Tax Fees(3)	$—	$—
All Other Fees(4)	$—	$—

(1)

Represents aggregate fees for professional services provided in connection with the audit of the Company’s annual consolidated financial statements, reviews of its quarterly consolidated financial statements and audit services provided in connection with other statutory or regulatory filings. Fees also include the report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Represents fees for services in connection with audits of the Company’s benefit plans, mergers and acquisitions and recently issued accounting pronouncements.
(3)	Represents fees for services provided in connection with the Company’s tax compliance program.
(4)	Represents fees for services provided to the Company not otherwise included in the categories seen above.

If you are a beneficial owner of shares held on your behalf in “street name” by a broker or other nominee, and you do not provide your broker or other nominee with voting instructions, your broker or other nominee will have discretion to vote your shares with respect to this proposal. The proposal will be approved by the vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3: TO RATIFY THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter for the Audit Committee, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any transaction which involves “related persons,” that is, parties whose relationship with the Company may enable them to negotiate terms more favorable than those available to other, more independent parties and all other transactions to the extent required by the NASDAQ or applicable law to be approved by an audit committee or comparable body. For purposes of these procedures, the individuals and entities that are considered “related persons” include:

•	any of the Company’s directors, nominees for director and executive officers;

•	any person known to be the beneficial owner of five percent or more of the Company’s common stock (a “5% Shareholder”); and

•	any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Shareholder

The following related person transactions occurred during 2020 and 2021 on a year to date basis:

On February 20, 2020, the Company repurchased (i) 20,000 shares of its common stock from John Harris, a member of the Board of Directors; (ii) 3,787 shares of its common stock from Richard Hamlin, a member of the Board of Directors: (iii) 3,787 shares of its common stock from Robert Rivero, a member of the Board of Directors; and (iv) 9,787 shares of its common stock from Alan T.G. Wix, a member of the Board of Directors. These repurchases were made at a price per share of $17.43, which was the closing price of a share of our common stock on the NASDAQ on February 20, 2020.

On February 26, 2021, the Company repurchased (i) 10,000 shares of its common stock from John Harris, a member of the Board of Directors; (ii) 4,563 shares of its common stock from Richard Hamlin, a member of the Board of Directors: (iii) 4,563 shares of its common stock from Robert Rivero, a member of the Board of Directors; and (iv) 4,563 shares of its common stock from Alan T.G. Wix, a member of the Board of Directors. These repurchases were made at a price per share of $16.05, which was the closing price of a share of our common stock on the NASDAQ on February 25, 2021.

The repurchase transactions involving our directors were completed under a repurchase program for the Company’s outside directors which was approved by Audit Committee and were affected as part of the Company’s existing share repurchase program.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of common stock as of March 13, 2020 by:

•	each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding common stock;

•	each of the named executive officers;

•	each director and nominee of the Company; and

•	all of the Company’s directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)(14)	Percent of Class (%)(14)
Ted A. Fernandez(1)(14)	3,631,683	12.0
David N. Dungan(2)(14)	1,524,629	5.0
Robert A. Ramirez(3)(14)	258,643	0.9
Maria A. Bofill(4)(14)	4,962	*
Richard N. Hamlin(5)(14)	51,492	*
John R. Harris(6)(14)	50,240	*
Robert A. Rivero(7)(14)	4,962	*
Alan T .G. Wix(8)(14)	24,777	*
Blackrock, Inc.(9)	2,612,125	8.6
Trigran Investments, Inc.(10)	2,456,213	8.1
Renaissance Technologies LLC(11)	1,683,447	5.6
The Vanguard Group(12)	1,555,472	5.1
Dimensional Fund Advisors LP(13)	1,472,556	4.9
All current directors and current named executive officers as a group (8 persons)	5,551,388	18.4

*	Represents less than 1%.
(1)

Includes 1,470,814 net shares which could be acquired upon exercise of 1,912,500 vested performance-based SARs with an exercise price of $4.00. The SARs may be settled in cash or stock at the Company’s discretion. Includes 87,122 unvested performance-based restricted stock units that would vest upon a change of control, Mr. Fernandez’s death, disability, resignation for good reason or involuntary termination without cause. Includes 157,091 shares which are held in trust for the benefit of Mr. Fernandez’ children.

(2)

Includes 772,178 net shares which could be acquired upon exercise of 1,004,064 vested performance-based SARs with an exercise price of $4.00. The SARs may be settled in cash or stock at the Company’s discretion. Includes 45,740 unvested performance-based restricted stock units that would vest upon a change of control, Mr. Dungan’s death, disability, resignation for good reason or involuntary termination without cause. Includes 95,000 shares held in the Jeanine G. Dungan Trust dated August 5, 1998.

(3)

Includes 100,000 vested performance-based stock options. Includes 18,902 unvested restricted stock units that would vest upon a change of control, Mr. Ramirez’s death, disability, resignation for good reason or involuntary termination without cause.

(4)	Includes 4,962 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board.
(5)	Includes 4,962 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board.
(6)

Includes 4,962 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board. Also includes 1,300 shares held by Mr. Hamlin’s wife in an individual retirement account.

(7)

Includes 4,962 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board. Also includes 17,228 vested restricted stock units of which Mr. Harris elected to defer receipt in connection with the Company’s Outside Director Compensation program.

(8)	Includes 4,962 unvested restricted stock units granted pursuant to the Company’s Outside Director Compensation program that would vest upon termination of service on the Board.
(9)

The information reported is based on a Schedule 13G/A filed with the SEC on January 29, 2021 by BlackRock, Inc. (“BlackRock”). The statement discloses that, as of the date specified in the filing, BlackRock had sole voting power with respect to 2,442,151 shares of common stock and sole dispositive power with respect to 2,612,125 shares of common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055. For additional disclosure regarding the persons affiliated with BlackRock and their voting and dispositive powers with regard to the Company’s common stock, please refer to the Schedule 13G/A filed with the SEC on January 29, 2021.

(10)

The information reported is based on a Schedule 13G/A filed with the SEC on February 11, 2021 by Trigran Investments, Inc. (“Trigran”). The statement discloses that, as of date specified in the filing, Trigran, in accordance with Rule 13d-1(k)(1) of the Act, had shared voting power with respect to 2,456,213 shares of common stock and shared dispositive power with respect to 2,456,213 shares of common stock. The address for Trigran is 630 Dundee Road, Suite 230, Northbrook, IL 60062. For additional disclosure regarding the persons affiliated with Trigran and their voting and dispositive powers with regard to the Company’s common stock please refer to the Schedule 13G/A filed with the SEC on February 11, 2021.

(11)

The information reported is based on a Schedule 13G filed with the SEC on February 10, 2021 by Renaissance Technologies LLC (“Renaissance”). The statement discloses that, as of date specified in the filing, Renaissance had sole voting power with respect to 1,455,044 shares of common stock and sole dispositive power with respect to 1,683,447 shares of common stock. The address for Renaissance is 800 Third Avenue, New York, NY 10022. For additional disclosure regarding the persons affiliated with Renaissance and their voting and dispositive powers with regard to the Company’s common stock please refer to the Schedule 13G filed with the SEC on February 10, 2021.

(12)

The information reported is based on a Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group (“Vanguard”). The statement discloses that, as of date specified in the filing, Vanguard had sole voting power with respect to 0 shares of common stock sole dispositive power with respect to 1,483,105 shares of common stock, shared voting power with respect to 52,707 shares of common stock and shared dispositive power with respect to 72,367 shares of common stock.. The address for Vanguard is 100 Vanguard Boulevard, Malvern PA 19355. For additional disclosure regarding the persons affiliated with Vanguard and their voting and dispositive powers with regard to the Company’s common stock please refer to the Schedule 13G filed with the SEC on February 10, 2021.

(13)

The information reported is based on a Schedule 13G/A filed with the SEC on February 12, 2021 by Dimensional Fund Advisors LP (“Dimensional Fund”). The statement discloses that, as of date specified in the filing, Dimensional Fund had sole voting power with respect to 1,395,078 shares of common stock and sole dispositive power with respect to 1,472,556 shares of common stock. The address for Dimensional Fund is Building One, 6300 Bee Cave Road, Austin, Texas 78746. For additional disclosure regarding the persons affiliated with Dimensional Fund and their voting and dispositive powers with regard to the Company’s common stock please refer to the Schedule 13G/A filed with the SEC on February 12, 2021.

(14)

The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying restricted stock units, options, SARs held by that person that are currently vested or exercisable, or that will vest or become exercisable within 60 days after March 15, 2021 (or upon the occurrence of an event, such as change of control, resignation for good reason, involuntary termination without cause, death or disability) are both deemed outstanding and included in the number of shares beneficially owned by such person. In calculating the number of shares underlying vested SARs, the Company assumed exercise with a Record Date closing price for the Company’s common stock of $17.32. The vested SARs may be settled in cash or stock at the Company’s discretion. The Company also includes in these amounts all unvested but earned performance restricted stock units held by the its named executive officers and members of its Board as it believes this results in a more accurate representation of overall share ownership.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2022

Any proposal or proposals by a shareholder intended to be included in the Company’s proxy statement and form of proxy relating to the 2022 Annual Meeting of Shareholders must be received by the Company no later than November 25, 2021, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2022 Annual Meeting of Shareholders any shareholder proposal which may be omitted from the Company’s proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. Pursuant to the Company’s bylaws, all other shareholder proposals to be presented at the 2022 Annual Meeting of Shareholders must be submitted in writing and received by the Secretary of the Company at the principal executive offices of the Company not earlier than February 5, 2022 and not later than March 7, 2022. However, if the date of the 2022 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2020 Annual Meeting, the shareholder must deliver the notice not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The shareholder’s notice with respect to such proposal must comply with the requirements set forth in the Company’s bylaws.

Similarly, shareholders may nominate director candidates for the 2022 Annual Meeting, provided that such nominations must be submitted in writing and received by the Secretary of the Company at the principal executive offices of the Company not earlier than February 5, 2022 and not later than March 7, 2022. However, if the date of the 2022 Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2021 Annual Meeting, the shareholder must deliver the notice not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. If the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board at least 70 days prior to the first anniversary of the preceding annual meeting, then a shareholder wishing to nominate a director for the new position must deliver the notice not later than the close of business on the tenth day following the day on which public announcement of the date of the meeting is first made.

The shareholder’s notice nominating a candidate for director must set forth:

•

as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (together with the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•

as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the shareholder, as it appears on the Company’s books, and of the beneficial owner, the class and number of shares of the Company that are owned of record and beneficially by the shareholder and beneficial owner, respectively, and a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

Upon written request, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for its fiscal year ended January 1, 2021. For a copy of the Company’s Form 10-K, please contact Josie Estevez-Lugo at 1001 Brickell Bay Drive, 30th Floor, Miami, FL 33131, telephone (305) 375-8005, facsimile (305) 379-8810.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this proxy statement, the Board knows of no other matters that may come before the annual meeting. However, if any other matters properly come before the meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Frank A. Zomerfeld

Secretary

March 24, 2021

APPENDIX A

RECONCILIATION OF REPORTED (GAAP) TO ADJUSTED (NON-GAAP) RESULTS

The following table sets forth the GAAP income from continuing operations before income taxes reconciliation to Company pro forma net income per common share for the twelve months ended January 1, 2021 (in thousands, except per share amounts):

Weighted average common and common equivalent shares outstanding	32,453

GAAP to Company pro forma:
GAAP Income from continuing operations before income taxes (audited)	$8,516
Acquisition-related compensation expense	50
Non-cash stock compensation expense	8,676
Acquisition-related non-cash stock compensation expense	1,064
Restructuring charges and asset impairments	10,488
Amortization of intangible assets	977

Company pro forma income before income taxes	29,771
Company pro forma income tax expense	7,443

Company pro forma net income	$22,328

Company pro forma diluted net income per common share	$0.69
Weighted average common and common equivalent shares outstanding	32,405

A-1

The following table sets forth the GAAP income from continuing operations before income taxes reconciliation to pro forma net income per common share for the executive compensation payout determination for the twelve months ended January 1, 2021 (in thousands, except per share amounts):

Company pro forma net income	$22,328
Less second quarter 2020 pro forma net income	(1,893)

Pro forma net income – executive compensation	$20,435

Pro forma diluted net income per common share – executive compensation	$0.63

Q1 2020 weighted average common and common equivalent shares outstanding	32,264
Q3 2020 weighted average common and common equivalent shares outstanding	32,403
Q4 2020 weighted average common and common equivalent shares outstanding	32,614

Pro forma weighted average common and common equivalent shares outstanding – executive compensation	32,427

A-2

The Hacket Group Vote World-Class Defined and Enabled 01—Maria A. Bofill 02—David N. Dungan 03—Richard N. Hamlin For Against Abstain For Against Abstain For Against Abstain 1 U P X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03DTJB + + Proposals — The Board of Directors recommend a vote FOR the nominees listed A and FOR Proposals 2 and 3. 2. To approve, in an advisory vote, the Company executive compensation 3. To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2021 Annual Meeting Proxy Card For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 4 9 2 1 0 5 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 If no electronic voting, delete QR code and control You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/hckt or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/hckt Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 1:00 a.m., Central Time, on May 6, 2021. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/hckt Notice of 2021 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 6, 2021 Ted A. Fernandez or Robert A. Ramirez, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of The Hackett Group, Inc. to be held on May 6, 2021 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy — The Hackett Group, Inc. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q C Non-Voting Items + + Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.investorvote.com/hckt The proxy statement and The Company’s Annual Report on Form 10-K are available at: www.edocumentview.com/hckt 2021 Annual Meeting Admission Ticket 2021 Annual Meeting of The Shareholders of The Hackett Group, Inc. Thursday, May 6, 2021 11:00 A.M. Local Time The Hackett Group, Inc. Company Headquarters 1001 Brickell Bay Drive, 30th Floor Miami, Florida 33131 Upon arrival, please present this admission ticket and photo identification at the registration desk. *As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at www.thehackettgroup.com.